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Exhibit 5(f): Term Life Insurance Rider on Additional Insured.
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                           TERM LIFE INSURANCE RIDER
                             ON ADDITIONAL INSURED
                           Renewable and Convertible


This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions. The rider is renewable and convertible prior to age 70.

DEFINITIONS -

     ADDITIONAL INSURED - the person you name as Additional Insured in the application for this rider.

     INSURED - the person insured under the policy and named as Insured on the policy data page.

     BENEFICIARY - the person, persons, or entity you name to receive the rider benefit.

RIDER BENEFIT - When we receive proof that the Additional Insured died while this rider was in force, we will pay to the beneficiary the benefit amount for this rider then in effect. The rider benefit amount at issue is shown on the policy data page.

CONSIDERATION - This rider is attached to this policy based on the application and payment of this rider's cost of insurance. The rider's cost of insurance will be included in the monthly deduction amount as described in the policy.

RIDER COST OF INSURANCE - The rider cost of insurance equals the rider benefit amount, multiplied by the cost of insurance charge for each $1,000 of benefit amount, divided by 1,000. The guaranteed monthly cost of insurance charge for each $1,000 is shown on the policy data page. This charge is based on the Additional Insured's attained age, sex, and rating class. We may use cost of insurance charges less than those shown on the policy data page.

DECREASE IN RIDER BENEFIT AMOUNT - After the first policy year you may decrease the rider's benefit amount once each policy year, provided that the change does not reduce the benefit below the minimum benefit amount then allowed by us.

Any decrease in benefit amount will become effective on the monthly deduction date next following approval of the change by us. An amendment showing the benefit amount in effect after the change will be sent to you.

CONVERSION PRIVILEGE - This rider may be converted to a new whole life policy on the life of the Additional Insured if the Additional Insured has not then attained age 70. The rider may be converted:
     (a)  at any time while this policy and this rider are in force; or
     (b) if the Additional Insured is a person other than the Insured, within 60 days after the Insured dies. If the Additional Insured dies during this 60-day period and before a new policy is issued, we will pay the rider benefit less any unpaid monthly cost of insurance charges for the rider.

No evidence of insurability will be needed for the conversion. The new policy may be any form of whole life insurance being issued by us at that time. The face amount of the new policy may not be greater than the benefit amount then in effect for this rider.

Conversion is subject to:
     (a) this policy and this rider being in force;
     (b) return of this policy and this rider to us;
     (c) receipt by us of an application for conversion; and
     (d) payment of the initial premium for the new policy.

The new policy will be based on the Additional Insured's attained age on the conversion date. The conversion date will be the policy date of the new policy. The policy form and premium amount will be those being used by us for the same risk class as this rider.
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Rider benefits may be included in the new policy only at our option. Premiums for the new policy will not be waived because of any existing disability.

MISSTATEMENT OF AGE OR SEX - If the age or sex of the Additional Insured has been misstated, the rider benefit will be the amount which would be purchased by the most recent cost of insurance charges at the correct age and sex.

INCONTESTABILITY - We will not contest the validity of this rider after it has been in force during the lifetime of the Additional Insured for two years from its date of issue. The date of issue of this rider is the policy date of this policy.

SUICIDE - The rider benefit will not be paid if the Additional Insured's death results from suicide within two years from the date of issue. Instead we will pay the sum of the cost of insurance deductions for this rider.

POLICY VALUE - No separate policy value accrues under this rider, but the addition of term insurance and cost of insurance charges may affect the base policy value.

NONPARTICIPATING - This rider does not pay dividends.

    TERMINATION - This rider will terminate on the earliest of the following:

     (a)  the expiration date of this rider shown on the policy data page;

     (b)  the date this rider is converted to a new policy;

     (c) the monthly deduction date next following the date we receive your written request to terminate the rider;

     (d)  the date this policy terminates or is surrendered; or

     (e) the date the Insured dies, subject to the Conversion Privilege provision.

                 Companion Life Insurance Company



                                                Secretary

                                                /s/ M. Jane Huerter